Exhibit 99.20

Crescent Capital VI

11625 SE Fifth Avenue, Suite 200
Bellevue, Washington  98005
(Tel)  (425) 586-7700
(Fax)  (425) 688-0500

June 16, 2006

Via Facsimile and Email

Steve R. Cox
Chairman
FirstBank NW Corp.
1300 16th Avenue
Clarkston, WA  99403

Dear Mr. Cox:

In light of Firstbank Corp. N.W.’s (“FirstBank”) recently announced execution of an Agreement and Plan of Merger with Sterling Financial Corporation (“Sterling”), Crescent hereby withdraws its offer to purchase all of the outstanding shares of FirstBank, which was first communicated to FirstBank on February 1, 2006, and as subsequently amended.

Crescent will continue to monitor its investment in FirstBank, including FirstBank’s business and prospects and the likelihood of closing of the Agreement and Plan of Merger. We respectfully request that, in the event that for any reason the conditions to closing of the Agreement and Plan of Merger are not satisfied, or if FirstBank or Sterling determine not to proceed with the transaction, FirstBank notify Crescent immediately, so Crescent can consider submitting a new offer for FirstBank.

Sincerely,

Crescent Capital VI, L.L.C.

Jeffery D. Gow
Manager

Cc:          Steve R. Cox
                John W. Gentry
                W. Dean Jurgens
                Sandra T. Powell
                Russell H. Zenner
                Larry K. Moxley
                Clyde E. Conklin
                James N. Marker
                Michael F. Reuling